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                                                                    Exhibit (12)

                         THE McGRAW-HILL COMPANIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                               Years Ended December 31
                                                        ---------------------------------------------------------------------
                                                             1999           1998           1997           1996           1995
                                                        ---------      ---------      ---------      ---------      ---------
                                                                              (In thousands of dollars)
Earnings
   Earnings from continuing operations
     before income tax expense and
     extraordinary item, net of
     taxes (b)(f)                                       $ 691,371      $ 553,320      $ 465,873      $ 809,705      $ 382,126
   Fixed charges                                           78,198         79,618         83,840         77,563         90,382
   Capitalized interest                                      --             --             --             --             (421)
                                                        ---------      ---------      ---------      ---------      ---------
     Total Earnings                                     $ 769,569      $ 632,938      $ 549,713      $ 887,268      $ 472,087
                                                        =========      =========      =========      =========      =========

   Earnings from continuing operations
     before income tax expense, extraordinary
     and other unusual items
     (a)(b)(c)(d)(e)(f)                                   651,703      $ 542,633      $ 478,622      $ 415,974      $ 382,126
   Fixed charges                                           78,198         79,618         83,840         77,563         90,382
   Capitalized interest                                      --             --             --             --             (421)
                                                        ---------      ---------      ---------      ---------      ---------
     Total Earnings                                     $ 729,901      $ 622,251      $ 562,462      $ 493,537      $ 472,087
                                                        =========      =========      =========      =========      =========

   Fixed Charges(f)
     Interest expense                                   $  44,953      $  51,857      $  56,771      $  51,347      $  63,832
     Portion of rental payments
      deemed to be interest                                33,245         27,761         27,069         26,216         26,550
                                                        ---------      ---------      ---------      ---------      ---------
     Total Fixed Charges                                $  78,198      $  79,618      $  83,840      $  77,563      $  90,382
                                                        =========      =========      =========      =========      =========

   Ratio of Earnings to Fixed charges:

     Earnings from continuing operations
     before income tax expense and
     extraordinary item, net of
     taxes (b)(f)                                             9.8x           7.9x           6.6x          11.4x           5.2x

     Earnings from continuing operations
     before income tax expense,
     extraordinary and other unusual items
     (a)(b)(c)(d)(e)(f)                                       9.3x           7.8x           6.7x           6.4x           5.2x

(a) Excludes a $39.7 million pre-tax one-time gain on the sale of the company's Petrochemical publications.

(b) All earnings amounts exclude the impact from the early extinguishment of $155 million of the company's 9.43% Notes in 1998.

(c) Excludes a $26.7 million gain on the sale of a building at 65 Broadway and a $16.0 million charge for the write-down of assets at the Continuing Education Center recorded in 1998.

(d) Excludes a $33.2 million pre-tax one-time provision for real estate write-downs related to the consolidation of office space in New York City and a $20.4 million pre-tax gain on the sale of Datapro Information Services recorded in 1997.


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(e)      On October 15, 1996, the company completed the exchange of its
         Shepard's/McGraw-Hill legal publishing unit for the Times Mirror Higher Education Group. The 1996 results exclude a pre-tax gain of $418.7 million and a one-time charge of $25 million for costs of integrating the company's College division with the acquired higher education business.

(f) For purposes of computing the ratio of earnings to fixed charges, "earnings from continuing operations before income tax expense" excludes undistributed equity in income of less than 50%-owned companies. "Fixed charges" consist of (1) interest on debt, and (2) the portion of the company's rental expense deemed representative of the interest factor in rental expense.


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